Exhibit 99.1

PRESS RELEASE

THE CHEESECAKE FACTORY REPORTS RESULTS FOR

THIRD QUARTER OF FISCAL 2007

Company Announces Fiscal 2008 Growth Plan

FOR IMMEDIATE RELEASE	CONTACT: JILL PETERS
(818) 871-3000

Calabasas Hills, CA — October 23, 2007 — The Cheesecake Factory Incorporated (Nasdaq: CAKE) today reported financial results for the third quarter of fiscal 2007, which ended on October 2, 2007.

Total revenues increased 15.4% to $375.5 million from $325.3 million in the third quarter of fiscal 2006.  Net income and diluted net income per share were $18.5 million and $0.26, respectively.

Operating Results

Comparable restaurant sales increased 1.2% in the third quarter of fiscal 2007.  By concept, comparable restaurant sales increased approximately 1.0% at The Cheesecake Factory and increased 4.8% at Grand Lux Cafe in the third quarter of fiscal 2007.

“Our comparable sales performance in the third quarter remained relatively consistent with the trends we experienced during the first half of this year.  We attained positive comparable sales again this quarter with only a modest level of menu price increases and our operators did a particularly good job in managing labor costs.  We continue to believe that we are performing at a competitively strong level and have effectively managed to maintain an excellent value proposition for our guests while protecting our margins against the cost pressures facing all restaurant operators,” said David Overton, Chairman and CEO.  “In addition, Grand Lux Cafe once again delivered solid performance, especially in light of lapping a very strong 6.7% comparable sales growth in the third quarter of last year.”

New Restaurant Openings

The Company opened six Cheesecake Factory restaurants and one Grand Lux Cafe during the third quarter, and remains on track to open eight Cheesecake Factory restaurants and three Grand Lux Cafes during the fourth quarter of fiscal 2007.  In total, the Company expects to open 21 new restaurants in fiscal 2007, in-line with its stated guidance.

The Cheesecake Factory Incorporated

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100

“Our fourth quarter openings are well underway with new Cheesecake Factory restaurants in both Peabody and Natick, Massachusetts already opened.  Over the next two weeks, we plan to open Cheesecake Factory restaurants in Tukwila, Washington, a suburb of Seattle; Salt Lake City, Utah, our first location in Utah; and West Hartford, Connecticut, another new state for us.

“As we noted at the start of the year, a large number of our targeted openings in 2007 are located in the Northeast.  As expected, the locations opened to date in this region have delivered strong performance.  As a group, our new restaurants in the Northeast have experienced average weekly sales in excess of $250,000 since opening,” continued Overton.

Fiscal 2008 Growth Plan

The Company also announced its preliminary growth plan for fiscal 2008, which is aimed at continued expansion of its concepts in high-quality locations, returning cash to stockholders through share repurchases and managing its business to drive improvement in the Company’s operating income margin.

The Company plans to open as many as 17 new restaurants in fiscal 2008 consisting of as many as 12 to 13 Cheesecake Factory restaurants, three to four Grand Lux Cafes and one Rock Sugar Pan Asian Kitchen, the Company’s newest concept.

As a result of this plan, the Company’s goal is to achieve the following key objectives:

•                  Capitalizing on a full pipeline of premier locations to achieve its development target in fiscal 2008 while simultaneously positioning the Company to smooth out its new restaurant opening schedule in fiscal 2009 and beyond. This is intended to reduce the heavy concentration of openings in the second half of the year;

•                  Reducing total cash capital expenditures in fiscal 2008 by approximately 20% to an estimated range of $160 million to $170 million.  The reduction will come from building fewer new restaurants and also from building more efficient, less capital intensive Grand Lux Cafes. The Company believes this will enable it to generate free cash flow of approximately $60 million to $70 million, which it expects to employ in support of share repurchases under its existing 4.7 million-share repurchase authorization; and

•                  Improvement in the Company’s operating income margin of approximately 30 to 50 basis points in fiscal 2008 as a result of lower preopening costs and increased leverage of general and administrative (G&A) expenses.

“Our plan for fiscal 2008 contains both operational and financial advantages that are intended to benefit the Company and our stockholders for the next several years,” continued Overton.  “We will continue our growth next year through the addition of 17 new restaurants and also establish the foundation to open new restaurants at a more even pace throughout the year, beginning in fiscal 2009.  This effort further reinforces the strong growth plan we have in place for The Cheesecake Factory, anchored by the previously identified 60 to 70 high-quality locations of the size and scope we are building today.

 “We are meeting a number of objectives that we established for ourselves with this plan, including lowering our capital investment costs for Grand Lux Cafe, continuing to actively repurchase shares and improving our operating margins,” concluded Overton.

The Cheesecake Factory Incorporated

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100

Conference Call and Webcast

A conference call to review the Company’s results for the third quarter of fiscal 2007 and discuss its growth plan for fiscal 2008 will be held on Tuesday, October 23, 2007 at 2:00 p.m. Pacific Time.  The conference call will be broadcast live over the Internet and an archived replay will be available shortly after the call and continue through November 22, 2007.  To listen to the conference call, please go to the Company’s website at thecheesecakefactory.com at least 15 minutes prior to the call to register and download any necessary audio software.  Click on the “Investors” link on the home page, and select the link for the “Q3 2007 The Cheesecake Factory Earnings Conference Call” at the top of the page.

About The Cheesecake Factory Incorporated

The Cheesecake Factory Incorporated created the upscale casual dining segment in 1978 with the introduction of its namesake concept and continues to define it today with the two highest productivity concepts in the industry.  The Company operates 133 restaurants throughout the U.S. under The Cheesecake Factory® name with an extensive menu of more than 200 items and average annual unit sales of approximately $10.6 million.  Grand Lux Cafe®, the Company’s second concept, has ten units in operation across the U.S. offering a broad menu of more than 150 items and average annual unit sales of approximately $12.6 million.  The Company also operates two bakery production facilities in Calabasas Hills, CA and Rocky Mount, NC that produce over 50 varieties of quality cheesecakes and other baked products.  Additionally, the Company operates one self-service, limited menu express foodservice operation and licenses two bakery cafe outlets to another foodservice operator.  For more information, please visit thecheesecakefactory.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements in this release are generally identified by words such as “believes,” “anticipates,” “plans,” “expects,” “will,” and “would,” and similar expressions that are intended to identify forward-looking statements.  Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements.  Investors are cautioned that forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements.  In particular, forward-looking statements regarding the Company’s restaurant sales trends are subject to risks and uncertainties due to national and regional economic and public safety conditions that impact consumer confidence and spending, as well as weather and other factors outside of the Company’s control.  Forward-looking statements regarding the number and timing of the Company’s planned new restaurant openings are subject to risks and uncertainties due to factors outside of the Company’s control, including factors that are under the control of government agencies, landlords and others.  Forward-looking statements regarding the Company’s plans to reduce cash capital expenditures are also subject to risks and uncertainties due to factors outside the Company’s control, including its ability to achieve its plans to build less capital intensive Grand Lux Cafes.  Approximately 4.7 million shares of the Company’s common stock may be purchased under the Company’s previously announced share repurchase authorization.  This authorization does not require the Company to purchase a specific number of shares and it may be modified, suspended or terminated at any time.  The timing and number of shares repurchased pursuant to the share repurchase authorization will be subject to a number of factors, including current market conditions, legal constraints and available cash or other sources of funding.  Forward-looking statements speak only as of the dates on which they were made.  The Company undertakes no obligation to publicly update or revise any

The Cheesecake Factory Incorporated

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100

forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise unless required to do so by the securities laws.  Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements and the discussion of risk factors contained in the Company’s filings with the Securities and Exchange Commission.  These filings are available on a website maintained by the Securities and Exchange Commission at www.sec.gov.

The Cheesecake Factory Incorporated

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100

The Cheesecake Factory Incorporated and Subsidiaries

Consolidated Financial Statements

(unaudited; in thousands, except per share and statistical data)

Consolidated Statements of Operations	13 Weeks Ended October 2, 2007		13 Weeks Ended October 3, 2006		39 Weeks Ended October 2, 2007		39 Weeks Ended October 3, 2006
	Amounts	Percent of Revenue	Amounts	Percent of Revenue	Amounts	Percent of Revenue	Amounts	Percent of Revenue
Revenues	$375,536	100.0%	$325,337	100.0%	$1,105,286	100.0%	$954,629	100.0%
Costs and expenses:
Cost of sales	92,849	24.7%	81,420	25.0%	274,692	24.9%	238,742	25.0%
Labor expenses	120,798	32.2%	104,931	32.3%	360,334	32.6%	306,594	32.1%
Other operating costs and expenses	89,551	23.9%	77,072	23.7%	259,544	23.5%	223,411	23.4%
General and administrative expenses	19,993	5.3%	18,418	5.7%	59,702	5.4%	50,924	5.3%
Depreciation and amortization expenses	15,844	4.2%	13,465	4.1%	46,867	4.2%	38,859	4.1%
Preopening costs	8,668	2.3%	5,369	1.6%	15,476	1.4%	12,916	1.4%
Total costs and expenses	347,703	92.6%	300,675	92.4%	1,016,615	92.0%	871,446	91.3%
Income from operations	27,833	7.4%	24,662	7.6%	88,671	8.0%	83,183	8.7%
Interest (expense)/ income, net	(1,837)	(0.5)%	1,044	0.3%	(2,912)	(0.3)%	3,545	0.4%
Other income, net	277	0.1%	168	0.1%	816	0.1%	1,969	0.2%
Income before income taxes	26,273	7.0%	25,874	8.0%	86,575	7.8%	88,697	9.3%
Income tax provision	7,749	2.1%	7,747	2.4%	25,937	2.3%	27,851	2.9%
Net income	$18,524	4.9%	$18,127	5.6%	$60,638	5.5%	$60,846	6.4%

Basic net income per share	$0.26		$0.23		$0.83		$0.78
Basic weighted average shares outstanding	71,395		77,757		73,401		78,299

Diluted net income per share	$0.26		$0.23		$0.81		$0.76
Diluted weighted average shares outstanding	72,336		78,695		74,483		$79,576

Selected Segment Information
Revenues:
Restaurants	$362,435		$311,627		$1,064,797		$913,633
Bakery	26,096		24,495		76,536		71,198
Intercompany bakery sales	(12,995)		(10,785)		(36,047)		(30,202)
	$375,536		$325,337		$1,105,286		$954,629

Income from operations:
Restaurants	$45,105		$40,731		$140,464		$127,796
Bakery	3,897		3,936		11,700		10,779
Corporate	(21,169)		(20,005)		(63,493)		(55,392)
	$27,833		$24,662		$88,671		$83,183

Selected Consolidated Balance Sheet Information	October 2, 2007	January 2, 2007
Cash and cash equivalents	$22,417	$44,790
Investments and marketable securities	37,786	89,524
Total assets	1,085,813	1,039,731
Total liabilities	491,295	328,189
Stockholders' equity	594,518	711,542

	13 Weeks Ended	13 Weeks Ended	39 Weeks Ended	39 Weeks Ended
Supplemental Information	October 2, 2007	October 3, 2006	October 2, 2007	October 3, 2006
Comparable restaurant sales percentage change (1)	1.2%	(1.6)%	0.9%	(1.2)%
Restaurants opened during period	7	4	10	8
Restaurants open at period-end	142	119	142	119
Restaurant operating weeks	1,780	1,509	5,240	4,429

(1) Includes Cheesecake Factory restaurants and Grand Lux Cafes

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The Cheesecake Factory Incorporated

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100